Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes Thomas A. Broughton III and William M. Foshee, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign on his or her behalf the ServisFirst Bancshares, Inc. Annual Report and Form 10-K for the year ended December 31, 2011 and any amendments thereto on Form 10-K/A.

Hereby executed by the following persons in the capacities indicated on February 21, 2012, in Birmingham, Alabama.

Name	Title

/s/ Stanley M. Brock	Chairman of the Board
Stanley M. Brock
/s/ Joseph R. Cashio	Director
Joseph R. Cashio
/s/ James J. Filler	Director
James J. Filler
/s/ Michael D. Fuller	Director
Michael D. Fuller
/s/Hatton C.V. Smith	Director
Hatton C.V. Smith